Exhibit 99.3


                     SETTLEMENT AGREEMENT AND RELEASE BY AND
                          BETWEEN CONGOLEUM CORPORATION
    AND HARPER INSURANCE LIMITED, FORMERLY KNOWN AS TUREGUM INSURANCE COMPANY

      This Settlement Agreement and Release (the "Agreement") is made by and between (a) each of the following (each, a "Debtor" and, collectively, the "Debtors"): Congoleum Corporation, as debtor and debtor-in-possession ("Congoleum"), Congoleum Sales, Inc., and Congoleum Fiscal, Inc., as debtors and debtors-in-possession; and (b) Harper Insurance Limited, formerly known as Turegum Insurance Company ("Harper"). The Debtors and Harper are referred to herein in their individual capacity as a "Party" and collectively as the "Parties."

                                    RECITALS

      WHEREAS, numerous "Asbestos Claims" (as defined herein) have been asserted against Congoleum; and

      WHEREAS, Turegum Insurance Company, the predecessor to Harper, subscribed to a 10.5 percent share of Insurance Policy No. UJL0389 issued to Congoleum for the policy period April 1, 1977, to January 1, 1980, by Turegum Insurance Company and certain other London Market companies (Turegum Insurance Company's share of said policy is hereinafter referred to as the "Subject Policy"); and

      WHEREAS, there is a dispute between the Debtors and Harper (the successor to Turegum Insurance Company) regarding their respective rights and obligations with respect to insurance coverage under the Subject Policy for Asbestos Claims (the "Coverage Dispute"); and

      WHEREAS, Congoleum and Harper are parties to a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01, pending in the Superior Court of New Jersey, Law Division, Middlesex County (the "Coverage Action"); and

      WHEREAS, on or about December 31, 2003, the Debtors filed reorganization case no. 03-51524 (KCF), jointly administered pursuant to chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), and the Debtors continue to operate their businesses as debtors and debtors-in-possession; and

      WHEREAS, Congoleum seeks in the Coverage Action actual compensatory and consequential damages, plus interest thereon, among other relief, and Harper denies that it owes any damages as alleged and has defended against Congoleum's claims in the Coverage Action; and

      WHEREAS, the Debtors and Harper entered into settlement negotiations to resolve the Coverage Dispute and to further define their respective rights and obligations under the Subject Policy; and

      WHEREAS, subject to the terms of this Agreement, the Debtors and Harper now wish to enter into an agreement, as set forth below, to settle and resolve the Coverage Dispute as between them, to provide for mutual releases of their claims under the Subject Policy, to provide for dismissals with prejudice of the Coverage Action as between them, to provide for a permanent withdrawal of all of Harper's claims, objections and appeals, if any, in the Chapter 11 Case, and to resolve certain other matters, all as set forth below; and

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:


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

                                    AGREEMENT

I.    DEFINITIONS

      A. For purposes of this Agreement, the following definitions apply to the capitalized terms herein wherever those terms appear in this Agreement, including the prefatory paragraph, recitals, the sections below and any attachments hereto. Capitalized terms in the prefatory paragraph, recitals, the sections below and any attachments hereto have the meanings ascribed to them therein to the extent they are not otherwise defined in this Definitions section. Moreover, each defined term stated in the singular shall include the plural, and each defined term stated in the plural shall include the singular. The word "include" or "including" means "including but not limited to."

      B. "Approval Order" means an order of the Bankruptcy Court or the District Court exercising its original bankruptcy jurisdiction approving this Agreement, which order shall be in the form of Attachment A hereto or such other order that is in a form and substance acceptable to the Debtors and Harper.

      C. "Asbestos Claims" means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance. The term "Asbestos Claims" also includes claims or suits alleging in whole or in part exposure to asbestos and/or asbes tos-containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature, as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos-containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by the Debtors or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance. Notwithstanding anything to the contrary herein, the term "Asbestos Claims" does not include any Claims (as defined herein) for property damage brought by any governmental unit, including the United States of America, under applicable environmental laws where such Claims fall outside the scope of the "products" or "completed operations" hazards of the Subject Policy (as those terms are defined in the Subject Policy).

      D. "Claim" means any of the following: (1) "claim" as that term is defined in 11 U.S.C. ss. 101(5); (2) "demand" as that term is defined in 11 U.S.C. ss. 524(g)(5); or (3) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise, including any claim (a) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability; (b) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation (except as specified in Paragraph II.J); or (c) pursuant to or under a contract, other agreement, promise, representation or warranty; or (d) pursuant to any direct action or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

      E. "Claimants' Counsel" means Perry Weitz and Joseph F. Rice in their capacity as counsel to the participating asbestos claimants under that certain settlement agreement between Congoleum Corporation and various asbestos claimants, executed as of April 10, 2003, as amended.

      F. "Confirmation Order" means an order entered by the Bankruptcy Court in the Chapter 11 Case confirming the Plan, together with any order of the District Court issued pursuant to section 524(g)(3)(A) of the Bankruptcy Code confirming or affirming such order, which Plan includes a 524(g) Injunction.

      G. "Official Committee" means any and all committees appointed in the Chapter 11 Case by the Office of the United States Trustee.

      H. "District Court" means the U.S. District Court for the District of New Jersey.

      I. "Execution Date" means the earliest date on which this Agreement is signed by the Debtors and Harper.

      J. "Final Order" means an order or judgment of a court, the implementation, operation or effect of which has not been stayed and as to which the time to appeal, seek review, petition for certiorari, or move for reargument, reconsideration or rehearing has expired.

      K. "FCR" means the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such.

      L. "524(g) Injunction" means an injunction in the Chapter 11 Case pursuant to Section 524(g) of the Bankruptcy Code that permanently enjoins all Persons from taking any legal action for the purpose of directly or indirectly collecting, recovering, or receiving payment or recovery from the Harper Releasees with respect to any Claim that under the Plan is to be paid in whole or in part by the Plan Trust (including all Asbestos Claims paid or to be paid in whole or in part by the Plan Trust) that arises out of or in connection with the Subject Policy.

      M. "Harper Releasees" means (i) Harper and its affiliates, subsidiaries, predecessors, successors and assigns; and, (ii) each of the directors, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such.

      N. "Motion" has the meaning ascribed to such term in Paragraph III.A of this Agreement.

      O. "Person" means any natural person, corporation, limited liability company, syndicate, trust, joint venture, association, company, partnership, governmental authority or other entity.

      P. "Plan" means a plan of reorganization proposed by the Debtors in the Chapter 11 Case.

      Q. "Plan Trust" means the trust created under the Plan that conforms to the description of a "trust" as set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code.

      R. "Prior Payments" has the meaning ascribed to such term in Paragraph II.E of this Agreement.

      S. "Termination Event" means the occurrence for any reason of any of the contingencies set forth in Paragraph III.H below and the subsequent declaration of this Agreement as null and void in accordance with Paragraph III.H below.

      T. "Trigger Date" means the earliest date upon which written notice is received by Harper from the Debtors, pursuant to Section V below (such notice to be sent by the Debtors within three (3) business days of the satisfaction of the all of the following events), stating that all of the following events have occurred: (1) the Approval Order is a Final Order; (2) the Confirmation Order is a Final Order; and (3) the Plan, which includes the 524(g) Injunction, is declared to be effective.

II.   PAYMENT BY HARPER

      A. Within three business days following the Trigger Date, Harper shall pay to Congoleum, or as directed in the Plan or the Confirmation Order, the total amount of One Million Three Hundred and Seventy-Five Thousand Dollars, in immediately available funds ($1,375,000.00) (the "Settlement Amount").

      B. The Settlement Amount shall be used only to pay Asbestos Claims and/or to pay other amounts payable by the Plan Trust pursuant to the Plan.

      C. Time is of the essence with respect to payment of the Settlement Amount. The payment of the Settlement Amount shall be made by Harper no later than the date when due, without any set-off, counterclaim, diminution or any other deduction whatsoever.

      D. In the event that the Settlement Amount is not paid in full when due, the Settlement Amount shall bear interest from (and including) the due date in the manner specified in Section II herein, to (but excluding) the date the Settlement Amount plus all interest accrued thereon is actually paid in full, at an interest rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was due plus three percent (3%), compounded daily.

      E. The Settlement Amount is in addition to any and all amounts paid prior to the Execution Date by or on behalf of Harper to or for the benefit of the Debtors in connection with Asbestos Claims or otherwise (collectively, the "Prior Payments"). From and after the Trigger Date, and unless this Agreement is declared null and void pursuant to Paragraph III.H below, any and all payments by Harper, including the Prior Payments, if any, shall be deemed final and irrevocable payments.

      F. In entering into this Agreement, Harper has relied upon the fact that nothing in this Agreement and nothing in the Plan is intended to alter, amend or impair the rights and duties of the Parties in connection with insurance or other transactions that are unrelated to Asbestos Claims or the releases in Paragraphs IV.A. and IV.B.

      G. Harper shall have the right to allocate the Settlement Amount, or any portions thereof, solely for their own purposes, in their own books and records, to the various types and classifications of claims released by the Debtors pursuant to Section IV.A. below; provided, however, that neither the Debtors nor the Plan Trust shall be bound by or be deemed to agree with any such allocation for any reason or purpose, and that Harper's allocation shall not, in any way, limit its obligation to pay the Settlement Amount in full when due or limit the Debtors' or the Plan Trust's use or allocation of the Settlement Amount.

      H. Harper shall not seek reimbursement of any payments that it has made (including Prior Payments) or is obligated to make under this Agreement or otherwise, whether by way of a claim for contribution or subrogation, or otherwise, from any Person other than Harper's reinsurers in their capacity as such. Each of the Debtors shall use its reasonable best efforts to obtain from all insurers with which it settles an agreement similar to that set forth in the preceding sentence; provided, however, that notwithstanding anything to the contrary herein, the failure of the Debtors to obtain such an agreement from any other insurer with which it settles shall not constitute a breach of this Agreement. Notwithstanding the foregoing, subject to the effect of the 524(g) Injunction, Harper may file a cross-complaint or counterclaim against any Person that has first asserted a claim seeking reimbursement for any payment that it has paid or is required to pay, whether by way of a claim for contribution and/or subrogation or otherwise, against Harper in connection with any Claims released pursuant to Paragraph IV.A hereunder; provided, however, that, to the extent Harper recovers any amount in respect of such cross-complaint or counterclaim from such third party, the proceeds of such recovery shall be paid by Harper pursuant to the instruction of the Debtors or the Plan Trust (as the case may be), after Harper is reimbursed from such proceeds for its reasonable fees, costs and expenses incurred in prosecuting and defending such claim. For the avoidance of doubt, any payment of such proceeds pursuant to the Debtors' or the Plan Trust's instructions shall not reduce or count towards Harper's obligation to pay the Settlement Amount (plus any and all interest accrued thereon as provided for herein).

      I. Each Party acknowledges and agrees that the Debtors' rights to the Settlement Amount derive from and are coextensive with the Debtors' rights to the proceeds of the Subject Policy. Each Party agrees that it shall not take any action inconsistent with such acknowledgement and agreement.

      J. In the event that any insurer of the Debtors obtains a binding arbitration award or final judgment against or a settlement with any of the Harper Releasees (with the consent of the Debtors prior to the effective date of the Plan or with the consent of the Plan Trust following said effective date, which consent in either case shall not be unreasonably withheld) entitling it to obtain a sum certain from any of the Harper Releasees as a result of said insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim against the Harper Releasees for the Harper Releasees' alleged share or equitable share of the defense and/or indemnity of the Debtors for any Claims released pursuant to Paragraph IV.A of this Agreement, the Debtors or the Plan Trust (as the case may be) shall voluntarily reduce the amount of any such final judgment or settlement payment that they obtained or may obtain from such other insurer by the amount of such other insurer's binding arbitration award or final judgment awarded against or settlement with the Harper Releasees in connection with such contribution, subrogation, indemnification or other similar claim and shall direct that the Harper Releasees shall not be subject to liability for such judgment, arbitration award or settlement. Such a reduction in judgment or arbitration award or settlement will be accomplished by subtracting from the judgment, arbitration award or settlement against the other insurers, the share of the judgment, arbitration award or settlement attributable to the Harper Releasees.

III.  BANKRUPTCY OBLIGATIONS

      A. The Debtors shall file, within ten (10) business days of the Execution Date, a motion (in a form and substance reasonably satisfactory to Harper) pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Approval Order (the "Motion"), and Harper shall support the Motion.

      B. Upon the later of the Trigger Date or the payment of the Settlement Amount pursuant to Paragraph II.A, if any Claim released under the Subject Policy pursuant to Paragraph IV.A of this Agreement, or that is subject to the 524(g) Injunction, is brought against any of the Harper Releasees, the Plan Trust will cooperate with Harper in establishing that the Harper Releasees are entitled to the protections afforded by such injunction.

      C. From and after the effective date of the Plan, each of the Debtors agrees not to modify the terms of the 524(g) Injunction in a way that adversely affects the Harper Releasees without first obtaining Harper's consent, which consent shall not be unreasonably withheld.

      D. Harper will not assert, file, or pursue any motions, objections, claims, proofs of claim, or appeals in the Chapter 11 Case and shall support and not oppose entry of the Approval Order.

      E. Harper will not object to or oppose confirmation of the Plan, and Harper will not appeal the Confirmation Order, provided that the Plan does not in any way impair, diminish or detract from the rights of the Harper Releasees under this Agreement.

      F. The Debtors will provide notice of the Motion and of the hearing on the Motion to: (a) the members of the Official Committees and each such committee's counsel; (b) the FCR and the counsel for the FCR; (c) the Claimants' Counsel;
(d) all other Persons, including but not limited to Congoleum's insurers, that, as of the Execution Date, had filed a notice of appearance or other demand for service of papers in the Chapter 11 Case; (e) the United States Trustee; (f) the Collateral Trustee of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (g) Congoleum Corporation's majority shareholder, American Biltrite, Inc.; (h) any other presently existing Person who is actually known to Congoleum Corporation as insureds under the Subject Policy; (i) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, and claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants; and (j) all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) business days prior to the filing of the Motion, became known through the filing of a proof of claim or otherwise.

      G. Upon the Confirmation Order becoming a Final Order, this Agreement shall be binding immediately and automatically upon the Plan Trust, and the Plan Trust shall be deemed to be a party to this Agreement without the need for further action.

      H. Subject to Paragraph III.I below, any Party may declare this Agreement, except for the provisions in Paragraphs III.H. and III.I, and Sections I and V, to be null and void upon the occurrence of any of the following contingencies:
(1) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) denying approval of the Motion;
(2) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction), prior to the Confirmation Order becoming a Final Order, converting the Chapter 11 Case into a Chapter 7 case or dismissing the Chapter 11 Case; or (3) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) confirming a plan of reorganization that does not contain the 524(g) Injunction. Any such declaration pursuant to this Paragraph III.H must be made in writing and sent to all Parties in the manner set forth in Section V below.

      I. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is declared null and void pursuant to Paragraph III.H above (1) this Agreement (except for Sections I and V, and Paragraphs III.H and III.I) shall be vitiated and shall be a nullity; (2) Harper shall not be obligated to pay the Settlement Amount; (3) no Party shall be bound by the terms of any Approval Order; (4) the Subject Policy shall remain in the same force and effect as if this Agreement had never existed, and the Debtors and Harper shall have all of their respective rights and obligations under or with respect to the Subject Policy that they would have had if this Agreement had never existed; (5) Harper shall not receive any benefits or protections under the Plan or under any injunctions issued in the Chapter 11 Case unless subsequently agreed to in writing by the Parties; and (6) any and all statutes of limitation or repose, or other time-related limitations, shall be deemed to have been tolled for the period from the Execution Date through the date that is thirty (30) days following the date on which the Agreement is declared null and void, and no Party shall assert or rely on any time-related defense to any Claim by any other Party related to such period.

      J. The Parties shall use commercially reasonable efforts to obtain the Approval Order and the Confirmation Order.

IV.   RELEASE, DISMISSAL AND WAIVER

      A. Effective upon the Trigger Date, each of Congoleum and the other Debtors and, solely to the extent that they have the right and power to give the releases set forth in this Paragraph IV.A on their behalf (i) their respective affiliates, subsidiaries, predecessors, successors and assigns; and (ii) the directors, members, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such (collectively, the "Congoleum

Releasees") hereby releases the Harper Releasees forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity arising from, related to or involving the Subject Policy, including arising from, related to or involving insurance coverage for Claims or with respect to the applicable products/completed operations hazards limits under the Subject Policy. Notwithstanding anything to the contrary herein, nothing in this Paragraph IV.A shall be construed as releasing Harper from its obligation to pay in full the Settlement Amount and its other obligations under this Agreement; nor shall this Paragraph IV.A. be construed as releasing rights under insurance policy UJL0389 except to the extent of Harper's participation therein.

      B. Effective upon the Trigger Date, each of the Harper Releasees hereby releases the Congoleum Releasees and the Plan Trust forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity arising from, related to or involving the Subject Policy, including arising from, related to or involving insurance coverage for

Claims or with respect to the applicable products/completed operations hazards limits under the Subject Policy. Notwithstanding anything to the contrary herein, nothing in this Paragraph IV.B shall be construed as releasing the Debtors from their obligations under this Agreement.

      C. Within five (5) business days after the Execution Date: (1) Congoleum and Harper shall file a joint notice dismissing, without prejudice and without costs, any and all Claims against each other in the Coverage Litigation; (2) Harper shall withdraw any motions, objections, proofs of claim, or discovery filed or served in the Chapter 11 Case; and (3) the Debtors shall withdraw any motions, objections, or discovery filed or served in the Chapter 11 Case solely to the extent such motions, objections, or discovery are related to Harper.

      D. After the Trigger Date, the dismissal referred to in Paragraph IV.C of this Agreement shall be amended to reflect that the dismissal is with prejudice and without costs.

      E. The Parties acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of Section 1542 of the California Civil Code, which provides:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereto expressly consent that this settlement and release shall be given full force and effect according to each and all of its express terms and provisions, including those dealing with unknown and unsuspected claims, and causes of action. The Parties further agree that this reference to the California Civil Code shall not give rise to any argument that California law applies to this Agreement or the disputes resolved pursuant hereto.


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

      F. Notwithstanding anything in this Section IV to the contrary, the release provisions of Paragraphs IV.A and IV.B shall not be construed to apply to any breach by a Party of any of its obligations under this Agreement or to discharge any rights that any Party has to enforce this Agreement.

V.    NOTICES

      Any and all statements, communications or notices to be provided pursuant to or in connection with this Agreement shall be in writing and sent by facsimile, e-mail and first-class mail, postage prepaid. Such notices shall be sent to the individuals noted below, or to such other individuals as hereafter designated in writing:

                  TO THE DEBTORS:

                  Mr. Howard N. Feist III
                  Congoleum Corporation
                  57 River Street
                  Wellesley, MA  02481-2097
                  Phone: (781) 237-6655
                  Fax: (781) 237-6880

                  e-mail:  sfeist@alumni.princeton.edu

                  With a copy to

                  Pillsbury Winthrop Shaw Pittman LLP
                  1540 Broadway
                  New York, NY  10036-4039
                  Attn: Richard L. Epling, Esq.
                        Kerry A. Brennan, Esq.
                  Phone: (212) 858-1000
                  Fax: (212) 858-1500
                  e-mail: repling@pillsburylaw.com
                          kbrennan@pillsburylaw.com

                   and


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

                  Covington & Burling
                  1201 Pennsylvania Avenue, NW
                  Washington, D.C. 20004
                  Attn: Mitchell F. Dolin, Esq.
                        Michael St. Patrick Baxter, Esq.
                  Phone: (202) 662-6000
                  Fax: (202) 662-6291
                  e-mail: mdolin@cov.com
                          mbaxter@cov.com

            TO HARPER:

                  Mr. Nick Packer
                  No. 1 Stoke Road
                  Guildford, Surrey GU1 4HW
                  England
                  Direct Dial: 011 44 1483 452 622
                  Fax: 011 44 1483 452 644
                  e-mail: nick.packer@castlewood.co.uk

                  With a copy to

                  Shawn L. Kelly, Esq.
                  Riker Danzig
                  Headquarters Plaza
                  One Speedwell Avenue
                  Morristown, New Jersey 07962-1981
                  Direct Dial: (973) 451-8555
                  Fax: 973-538-1984
                  e-mail: skelly@riker.com

VI.   NO ADMISSIONS BY THE PARTIES; RIGHTS OF THIRD PARTIES

      A. Nothing contained herein is or shall be deemed to be: (1) an admission by Harper that any of the Debtors or any other Person was or is entitled to any insurance coverage under the Subject Policy, or as to the validity of any of the positions that have been or could have been asserted by any of the Debtors; (2) an admission by any of the Debtors as to the validity of any of the positions or defenses to coverage that have been or could have been asserted by Harper; or
(3) an admission by any of the Debtors or Harper of any liability whatsoever with respect to Asbestos Claims or other Claims. In entering into this Agreement, no Party has waived or shall be deemed to have waived, modified, or retracted any rights, obligations, privileges, or positions it has asserted or might in the future assert in connection with any Claim, matter, bankruptcy procedure or process, insurance policy, or Person outside the scope of this Agreement.

      B. Notwithstanding anything to the contrary herein, the releases in
Section IV above in no way impair any third party or direct claim or action by any Person against Harper for any wrongful conduct allegedly committed by Harper arising from Harper's insurance of any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Congoleum Releasees' or defense or settlement of any asbestos claims against any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Congoleum Releasees'.

VII.  CONFIDENTIALITY

      The Parties agree, subject to any disclosure obligations imposed by law, to hold confidential, and not to disclose to third parties, this Agreement or its contents unless and until the Debtors file the Motion not under seal. Notwithstanding anything to the contrary in this Section VII, any Party may disclose this Agreement or its contents at any time (1) subject to an agreement of confidentiality, to the Party's reinsurers, auditors, regulators, reinsurance intermediaries, creditors, and lenders; (2) as required to obtain the Approval Order or the Confirmation Order; (3) subject to an agreement of confidentiality, by the Debtors to the Office of the United States Trustee, any Official Committee, the FCR and their respective counsel; and/or (4) at any time after the effective date of the Plan.


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

VIII. COOPERATION

      A. Harper shall use its reasonable best efforts to comply with reasonable requests from the Debtors or the Plan Trust for documents and other information required by the Debtors or the Plan Trust in connection with any insurance claims, arbitrations, or litigation related to the Settlement Amount, this Agreement, or the Debtors' Asbestos Claims, including Harper's claims and underwriting files and billing and payment records with respect to the Debtors' Asbestos Claims.

      B. Each of the Debtors and the Plan Trust shall use their reasonable best efforts to comply with reasonable requests from Harper for documents and other information required by Harper in connection with any reinsurance claims, arbitrations, or litigation relating to the Settlement Amount, this Agreement, or the Debtors' Asbestos Claims.

      C. For purposes of this Section VIII, "reasonable best efforts" shall not include disclosure of information that is subject to a confidentiality agreement or legal privilege.

IX.   REPRESENTATIONS AND WARRANTIES

      A. Each of the Debtors represents and warrants that it has full corporate authority to enter this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court. The person signing this Agreement on behalf of any of the Debtors represents and warrants that he or she is authorized by such Debtor to execute this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court.

      B. Harper represents and warrants that it has full corporate authority to enter this Agreement as a binding and legal obligation of Harper. The person signing this Agreement on behalf of Harper represents and warrants that he or she is authorized by Harper to execute this Agreement as a binding and legal obligation of Harper.

      C. Each Party represents and warrants that, as of the Execution Date, it is not aware of the existence of any insurance policies issued to any of the Debtors by any of the Harper Releasees or subscribed to by any of the Harper Releasees, other than the Subject Policy.

X.    JURISDICTION

      The Bankruptcy Court shall retain exclusive jurisdiction over any dispute relating to this Agreement.

XI.   NO PREJUDICE AND CONSTRUCTION OF AGREEMENT

      This Agreement is the product of informed negotiations and involves compromises of the Parties' previously stated legal positions. This Agreement is without prejudice to positions taken by Harper with regard to other insureds or by the Debtors with regard to other insurers. This Agreement is the jointly drafted product of arm's-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Agreement shall be construed against any other Party by reason of the identity of the drafter.

XII.  ENTIRE AGREEMENT AND TERM

      A. This Agreement and the Approval Order express the entire agreement and understanding between the Parties. Except as expressly set forth in this Agreement, there are no representations, warranties, promises, or inducements, whether oral, written, express or implied, that in any way affect or condition the validity of this Agreement or alter its terms. If the facts or law related to the subject matter of this Agreement are found hereafter to be other than is now believed by any of the Parties, the Parties expressly accept and assume the risk of such possible difference of fact or law and agree that this Agreement nonetheless shall be and remain effective according to its terms.

      B. Titles and captions contained in this Agreement are inserted only as a matter of convenience and are for reference purposes only. Such titles and captions are intended in no way to define, limit, expand, or describe the scope of this Agreement or the intent of any provision hereof.

XIII. MODIFICATION

      No change or modification of this Agreement shall be valid unless it is made in writing and signed by the Parties hereto.

XIV.  EXECUTION

      This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.

XV.   MISCELLANEOUS

      A. Notwithstanding anything to the contrary herein, the Parties hereby agree that no Party hereto shall have any liability to the other Parties for the occurrence of any Termination Event or the failure of the Trigger Date to occur.

      B. In the event that an asbestos reform bill becomes federal law by the earlier of July 1, 2006, or the date that the Confirmation Order becomes a Final Order, and such law (1) materially limits or controls the prosecution or payment of Asbestos Claims in the state or federal courts or in any other forum; and (2) permits direct assessments against insurers, Harper may, with notice to the Debtors, seek Bankruptcy Court approval to eliminate or reduce its payment of the Settlement Amount to protect Harper against making duplicative payments under the Agreement and the aforementioned federal law. In the event that the Bankruptcy Court finds that the above contingencies have been met, Harper shall be entitled to entry of an order by the Bankruptcy Court eliminating or reducing payment of the Settlement Amount, to the extent necessary to protect Harper against making duplicative payments under the Agreement and the aforementioned federal law. Nothing contained herein precludes or limits the right and ability of any party in interest in the Chapter 11 Case from asserting that the contingencies set forth in the first sentence of this Paragraph XV.B have not been met or that any payment limitation or reduction is not necessary. The preceding sentences are intended to address what is commonly understood to be "asbestos reform" legislation and are not intended to encompass general tort reform, asbestos medical criteria reform, class action reform, malpractice reform, or tax reform legislation. Unless specifically addressed by order of the Bankruptcy Court in furtherance of this Paragraph XV.B, nothing in this Paragraph XV.B shall affect the obligations of the Parties under this Agreement.

      C. If an asbestos reform bill becomes federal law, at the request of any Party, the Parties shall meet and confer concerning the practical implementation of this Paragraph XV.B in light of the asbestos-reform legislation.

      D. The settlement negotiations leading up to this Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.

      IN WITNESS WHEREOF, this Agreement, consisting of twenty-seven (27) pages, including the signature page and one attachment, has been read and signed by the duly authorized representatives of the Parties as of the dates set forth below.

March 6, 2006

                                    CONGOLEUM CORPORATION
                                    Debtor-in-Possession


                                    By: /s/ Howard Feist
                                        ----------------------
                                    Name: Howard Feist
                                    Title  CFO


                                    CONGOLEUM SALES, INC.
                                    Debtor-in-Possession


                                    By:     /s/ Howard Feist
                                        ----------------------
                                    Name: Howard Feist
                                    Title: VP


                                    CONGOLEUM FISCAL, INC.
                                    Debtor-in-Possession


                                    By: /s/ Howard Feist
                                        ----------------------
                                    Name: Howard Feist
                                    Title: VP


March 8, 2006                       HARPER INSURANCE LIMITED, FORMERLY
                                    KNOWN AS TUREGUM INSURANCE COMPANY


                                    By: /s/ Nicholas Packer
                                        ----------------------
                                    Name: Nicholas Packer
                                    Title: Director

                                                                       EXHIBIT A


-------------------------------------------
UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
-------------------------------------------
Caption in Compliance with D.N.J. LBR 9004-2(c)

Okin, Hollander & DeLuca L.L.P.
Parker Plaza, 400 Kelley Street
Fort Lee, NJ  07024
(201) 947-7500
Paul S. Hollander (PH-2681)

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY  10036
(212) 858-1000
Richard L. Epling
Kerry A. Brennan

Attorneys for Debtors and Debtors-In-Possession
-------------------------------------------
In re:                                          Chapter 11
                                                Case No. 03-51524 (KCF)
CONGOLEUM CORPORATION, et al.,                  Jointly Administered

                              Debtors.          Honorable Kathryn C. Ferguson

-------------------------------------------

               ORDER PURSUANT TO BANKRUPTCY RULE 9019 AUTHORIZING
                  AND APPROVING INSURANCE SETTLEMENT AGREEMENT
                  BETWEEN DEBTORS AND HARPER INSURANCE LIMITED

       ------------------------------------------------------------------

      The relief set forth on the following pages, numbered two (2) through four
(4) is hereby ORDERED.

      The Court has considered the "Motion for Order Pursuant to Bankruptcy Rule 9019 Authorizing and Approving Settlement Agreement Between Debtors and Harper Insurance Limited" (the "Motion"), filed by Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., the debtors and debtors-in-possession herein (collectively, the "Debtors"), seeking approval, pursuant to Rules 2002(a)(3), 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and other applicable sections of the title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), of that certain Settlement Agreement and Release by and Between Congoleum Corporation and Harper Insurance Limited, Formerly Known As Turegum Insurance Company, dated as of _____________, 2006 (the "Settlement Agreement").(1)

      The Court having found that due and proper notice of the Motion was given to (a) the members of the Official Committees and each such committee's counsel;
(b) the FCR and the counsel for the FCR; (c) the Claimants' Counsel; (d) all other Persons, that, as of the Execution Date, had filed a notice of appearance or other demand for service of papers in the Chapter 11 Case; (e) the United States Trustee; (f) the Collateral Trustee of the Congoleum Collateral Trust established pursuant to a Collateral Trust Agreement dated April 17, 2003; (g) American Biltrite, Inc.; (h) any other presently existing person who is actually known to Congoleum Corporation as insureds under the Subject Policy; (i) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, and claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants; and (j) all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) business days prior to the filing of the Motion, became known through the filing of a proof of claim or otherwise.

----------
(1) Capitalized terms used in this Approval Order and not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

            Following notice and a hearing at which all interested parties were given an opportunity to be heard, objections to the Motion, if any, have been resolved by agreement or are overruled, and after due deliberation and sufficient cause appearing therefore, it is hereby

            ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

            1. The notice of the Motion constitutes due, sufficient and timely notice of the Motion, the Hearing, and the Settlement Agreement.

            2. The Motion is hereby granted and the Settlement Agreement is hereby approved in its entirety.

            3. Each of the Debtors is hereby authorized to enter into and perform the Settlement Agreement; and to execute such documents and do such acts as are necessary or desirable to carry out the transactions contemplated by the Settlement Agreement.

            4. This Order shall be binding upon, and the Settlement Agreement shall inure to the benefit and constitute the valid and binding obligations of the Plan Trust, without further order or action.

            5. The Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that (a) any such modification, amendment, or supplement is not material and (b) to the extent practicable, notice of any modification, amendment, or supplement should be delivered to (i) the Official Committees,
(ii) the FCR and (iii) the U.S. Trustee at least five (5) days prior to the effective date of any such modification, amendment, or supplement.

            6. The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Settlement Agreement and this Approval Order, and may make such further orders with respect thereto as are proper and appropriate.


                                        4